Exhibit 99.B(h)(iv)(m)

AMENDMENT NO. 14

to the

FEE WAIVER AND EXPENSE PAYMENT REIMBURSEMENT AGREEMENT

This Amendment is made as of September 12, 2014 to the Fee Waiver and Expense Payment Reimbursement Agreement dated August 14, 2007 (“Agreement”), as amended, between Munder Series Trust (“MST”) and Munder Capital Management (“MCM”).

WHEREAS, on September 12, 2014, the Board of Trustees of MST approved the continuation of the Agreement through October 31, 2015; and

WHEREAS, MCM agrees to the continuation of the Agreement through October 31, 2015; and

WHEREAS, the parent company of Victory Capital Management, Inc. (“VCM”) has agreed to acquire all of the partnership interests of MCM (including the assets and liabilities of MCM) pursuant to a purchase and sale agreement (“Transaction”), which will combine the businesses of MCM and VCM and result in the assignment of all advisory agreements and administration service agreements of MCM and MCM’s rights and obligations thereunder to VCM.

NOW THEREFORE, in consideration of the promises contained herein, MST and MCM agree to amend the Agreement as follows:

1.              The term of the Agreement is hereby extended through October 31, 2015.

2.              VCM is currently seeking the consent of shareholders of each series of MST (“Fund”) to the reorganization (“Reorganization”) of each Fund with and into a separate newly created series of The Victory Portfolios (each, a “New Fund”) pursuant to which each Fund will transfer its assets to the New Fund and the New Fund will assume all liabilities of the Fund, including any obligation to pay VCM a Reimbursement Amount hereunder subject to the applicable current Expense Limit in effect at the time of the original waiver or expense.  After the closing of a Reorganization, all references to the Board of Trustees of MST and each Fund herein are replaced by references to the Board of Trustees of The Victory Portfolios and the corresponding New Fund, respectively.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the date first set forth above.

MUNDER SERIES TRUST

By:	/s/ Stephen J. Shenkenberg
Stephen J. Shenkenberg
Vice President, Secretary, CLO & CCO

MUNDER CAPITAL MANAGEMENT

By:	/s/ Peter K. Hoglund
Peter K. Hoglund
Managing Director, Chief Financial Officer

Dated:  September 12, 2014

Schedule A

to the

Fee Waiver & Expense Payment Reimbursement Agreement

Funds

Munder Emerging Markets Small-Cap Fund

Munder Integrity Mid-Cap Value Fund

Munder Integrity Small/Mid-Cap Value Fund

Munder International Fund-Core Equity

Munder International Small-Cap Fund

Munder Veracity Small-Cap Value Fund